Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS FIRST QUARTER 2008 RESULTS,
PROVIDES SECOND QUARTER 2008 GUIDANCE

     Pleasanton, California, May 21, 2008 -- Ross Stores, Inc. (ROST) today reported that earnings per share for the 13 weeks ended May 3, 2008 rose 25% to $.60, from $.48 for the 13 weeks ended May 5, 2007. First quarter 2008 results include a real estate settlement that added income equivalent to about $.02 per share during the period. Net earnings for the first quarter of 2008 were $79.5 million, compared to $67.0 million in the first quarter of 2007. Sales for the 13 weeks ended May 3, 2008 grew 10% to $1.556 billion, with comparable store sales up 3% over the prior year.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “We are pleased with our solid, better-than-expected sales and earnings performance in the first quarter, especially considering the difficult retail climate. Business benefited as customers responded favorably to the fresh and exciting assortments of name brand bargains we offered. Dresses and Shoes were the top performing merchandise categories during the period, while the Mid-Atlantic and Texas were the strongest geographic regions.”

     Mr. Balmuth continued, “Strong execution of our merchandising strategies, combined with strict inventory and expense management, were the primary drivers of our ahead-of-plan earnings during the quarter. As a result, we were able to realize healthy increases in operating margin, which grew about 45 basis points to 8.2%. Profit margins benefited mainly from better-than-expected improvement in merchandise margins, lower distribution and corporate expenses as a percent of sales and income from a real estate settlement.”

     Mr. Balmuth also noted, “Our balance sheet and cash flows remain strong. We continued to return capital to stockholders during the quarter through our stock repurchase and dividend programs. During the first three months of fiscal 2008, we repurchased 2.5 million shares of common stock for an aggregate purchase price of $77 million. We remain on track to complete half of our current two-year $600 million stock repurchase program this year. In addition, we expect to complete this two-year program without taking on any incremental long-term debt.”

     Looking ahead, Mr. Balmuth said, “For the second quarter ending August 2, 2008, we are forecasting same store sales gains of 1% to 3% and earnings per share in the range of $.43 to $.47, for a targeted increase of 16% to 27% over the $.37 in earnings per share for the second quarter ended August 4, 2007. For the fiscal 2008 year ending January 31, 2009, we are now projecting earnings per share in the range of $2.19 to $2.29, which would represent growth of 15% to 21% over the $1.90 in earnings per share for fiscal 2007.”

     The Company will provide additional details concerning its first quarter results and management’s outlook for the balance of 2008 on a conference call to be held on Wednesday, May 21, 2008 at 11:00 a.m. Eastern Time. Participants may listen to a real time audio webcast of the conference call by visiting the Company’s website located at www.rossstores.com. A recorded version of the call will also be available until the end of July at the website address and via a telephone recording through 8:00 p.m. Eastern Time on Wednesday, May 28, 2008 at 706-645-9291, PIN # 34941710.

     Forward-Looking Statements: This press release and the recorded comments on our website contain forward-looking statements regarding expected sales and earnings levels and our stock repurchase program that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include, without limitation, competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from uncertainty in mortgage credit markets and higher gas and commodity prices; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the development and implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K and 10-Q’s for fiscal 2007 and Form 8-K’s for fiscal 2008. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2007 revenues of $6.0 billion. As of May 3, 2008, the Company operated 864 Ross Dress for Less® (“Ross”) stores and 54 dd’s DISCOUNTS® locations, compared to 796 Ross and 34 dd’s DISCOUNTS locations at the end of the first quarter of 2007. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available on the Company’s website at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended
	May 3,	May 5,
($000, except stores and per share data, unaudited)	2008	2007
Sales	$1,556,328	$1,410,541

Costs and expenses
Cost of goods sold	1,181,557	1,071,278
Selling, general and administrative	247,672	230,203
Interest income, net	(1,621)	(1,391)
Total costs and expenses	1,427,608	1,300,090

Earnings before taxes	128,720	110,451
Provision for taxes on earnings	49,235	43,407
Net earnings	$79,485	$67,044

Earnings per share
Basic	$0.61	$0.49
Diluted	$0.60	$0.48

Weighted average shares outstanding (000)
Basic	131,319	137,087
Diluted	133,314	139,576

Dividends per share
Cash dividends declared per share	$-	$-

Stores open at end of period	918	830

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	May 3,	May 5,
($000, unaudited)	2008	2007
Assets

Current Assets
Cash and cash equivalents	$305,804	$199,123
Short-term investments	2,237	6,821
Accounts receivable	48,892	36,940
Merchandise inventory	1,028,576	1,101,525
Prepaid expenses and other	61,263	51,029
Deferred income taxes	20,149	29,516
Total current assets	1,466,921	1,424,954

Property and equipment, net	870,556	762,345
Other long-term assets	66,486	69,299
Long-term investments	40,430	33,548
Total assets	$2,444,393	$2,290,146

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable, accrued expenses and other	$1,005,503	$919,410
Income taxes payable	42,672	33,575
Total current liabilities	1,048,175	952,985

Long-term debt	150,000	150,000
Other long-term liabilities	169,487	166,165
Deferred income taxes	82,506	84,987

Commitments and contingencies

Stockholders' Equity	994,225	936,009
Total liabilities and stockholders' equity	$2,444,393	$2,290,146

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	May 3,	May 5,
($000, unaudited)	2008	2007
Cash Flows From Operating Activities
Net earnings	$79,485	$67,044
Adjustments to reconcile net earnings to net cash provided by
(used in) operating activities:
Depreciation and amortization	31,890	28,522
Stock-based compensation	5,196	6,370
Deferred income taxes	3,097	(14,489)
Tax benefit from equity issuance	3,149	4,565
Excess tax benefits from stock-based compensation	(2,167)	(3,826)
Change in assets and liabilities:
Merchandise inventory	(3,281)	(49,796)
Other current assets, net	(20,766)	(13,619)
Accounts payable	37,428	(78,829)
Other current liabilities	19,620	(36,889)
Other long-term, net	7,184	24,902
Net cash provided by (used in) operating activities	160,835	(66,045)

Cash Flows From Investing Activities
Additions to property and equipment	(42,278)	(47,381)
Proceeds from sales of property and equipment	108	-
Purchases of investments	(40,665)	(9,016)
Proceeds from investments	43,503	5,257
Net cash used in investing activities	(39,332)	(51,140)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	16,820	8,863
Excess tax benefits from stock-based compensation	2,167	3,826
Treasury stock purchased	(2,542)	(2,592)
Repurchase of common stock	(77,192)	(50,868)
Dividends paid	(12,532)	(10,309)
Net cash used in financing activities	(73,279)	(51,080)
Net increase (decrease) in cash and cash equivalents	48,224	(168,265)
Cash and cash equivalents:
Beginning of period	257,580	367,388
End of period	$305,804	$199,123

Supplemental Cash Flow Disclosures
Income taxes paid	$21,961	$33,288

Non-Cash Investing Activities
Change in fair value of investment securities - unrealized	$(1,359)	$227
(loss) gain